Exhibit 1

                                                                           FINAL
                         REAL ESTATE PURCHASE AGREEMENT
                             ANDOVER PARK APARTMENTS



                  This purchase agreement ("Agreement" or "Contract"), made and entered into by and between Willow Creek/Realmark Limited Partnership, 2350 North Forest Road, Getzville, New York 14068 ("Seller") and Princeton Acquisition LLC, on behalf of an entity to be named and without personal liability, 4230 Orchard Lake Road, Orchard Lake, Michigan 48323 ("Buyer").

                                    RECITALS:

         A. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, a certain parcel of real property and all of the improvements and buildings situated thereon, and the hereditaments and appurtenances thereto (the "Real Property"), consisting of an apartment complex containing 215 residential apartment units known as Andover Park Apartments, and all personal property, equipment, fixtures and intellectual property (excluding, however, any use of the name "Realmark" or any related or similar name, it being understood that only the right, title and interest of Seller to the name of the apartment complex shall be transferred and excluding computer equipment and software), owned by Seller, utilized in the operation or management of the apartment complex, and located at said apartment complex (collectively the "Personal Property"). The Real Property together with the Personal Property applicable to the apartment complex will be herein referred to as the "Property".

         B. Attached hereto and made a part hereof is the legal description of the Real Property, marked with the name of the apartment complex and attached as Exhibit A. A detailed list of the Personal Property is attached to this Agreement as Exhibit B. Any subsequent amendment to either Exhibit A or Exhibit B, or to any other Exhibit to this Agreement, is to be considered an integral part of this Agreement.

         FOR AND IN CONSIDERATION of the mutual promises, covenants and agreements, hereinafter set forth, the Parties agree as follows:

         SECTION 1.  PURCHASE PRICE.

                  (a) The purchase price to be paid Seller for the Property is $5,200,000.00 ("Purchase Price") to be paid in the following manner:

                           Earnest Money at signing of Purchase Agreement                             $  125,000.00

                           Promissory Note for the difference between
                           $5,075,000.00 and the balance of the first mortgage
                           at closing (subject to prorations and allocations per
                           Section 5) and by assumption of Seller's existing
                           first Mortgage balance at closing                                          $5,075,000.00

                                                     Total                                            $5,200,000.00

and payable by Buyer on closing of title completion of escrow and delivery of the Deed ("Closing") in immediately available good, federal funds.

         The Promissory Note to be delivered by Buyer to Seller shall bear interest at 7% per annum until paid in full. A principal payment of $125,000.00 shall be due on April 30, 2001 and the whole principal balance and all accrued interest shall be paid in full on May 31, 2001.

                  (b) All existing debt (except the first mortgage to be assumed), liens, (other than tax liens) impositions and similar encumbrances affecting the Real Property will be discharged or, if annual real estate taxes or special assessment liens, prorated in accordance with Section 5 and paid at the Closing.

                  (c) The Earnest Money in the amount stated in Section 1 (a) above will be deposited with Womble, Carlyle et. al. (Attention: W. Lindsay Smith) (the "Escrow Agent") on March 30, 2001. Absent any contrary provision of this Agreement, the total Earnest Money in the amount of $125,000.00 will remain on deposit with the Escrow Agent until the Closing of the Property and escrow requirements are completed or cancellation of escrow. If the Earnest Money deposit is not made by the date or dates as herein above set forth, Seller may terminate this Agreement. Interest on the Earnest Money shall follow the principal sum on any payment or refund. Upon any permitted termination of this Agreement by Buyer, including but not limited to the failure of the conditions precedent set out in Section 7, the Earnest Money shall be returned to Buyer upon demand, and in compliance with all other terms and provisions of this Agreement.

         SECTION 2.  PLACE AND TIME OF CLOSING.

                  (a) Subject to the conditions precedent set forth herein having been met or waived, the Closing will take place on or before March 31, 2001, unless extended as otherwise set forth in this Agreement, time being of the essence. As used herein the term "Closing" will mean the meeting of the parties at which delivery of the Deed to the Escrow Agent and payment of the Purchase Price as called for in Section 1 occurs for the Property.

                  (b) This Agreement, as an offer to purchase when signed by Buyer, shall automatically terminate if not accepted in final form by Seller by 5 P.M., Eastern Standard Time, March 31, 2001.

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         SECTION 3.  PURCHASER'S CONTINGENCIES.

         (a) Entry On The Property. All entry upon the Property and any and all contact with any employees of Seller by Buyer shall be upon prior notice to Seller and, at Seller's option, accompanied by an agent of Seller. Requests for entry upon the property or to contact any employees of Seller shall be initiated only through James Duberstein or Ronald Koenigsburg and shall be conducted in strict conformance with the restrictions in this Agreement and specifically this
Section 3 and Section 8(d).

         Buyer has completed a lease audit, financial inspection, and physical review of the Property.

         If the completion of escrow of the Property does not occur, Buyer shall restore the Property to the same condition as prior to entry by Buyer.

         All Due Diligence materials previously delivered to Buyer or made available to Buyer must be maintained by Buyer or its attorneys or agents on a confidential basis and returned to Seller if Buyer terminates the escrow contemplated by this Agreement. Buyer agrees that it will not use any Due Diligence materials previously delivered or made available for any purpose other than to have determined whether to acquire the Property and agrees that it will not make contact with Seller's tenants until the conditions of the escrow are completed. In addition, Buyer agrees that it will under no circumstances make any offer, or use the Due Diligence materials, to acquire the interest of any partner(s) of the selling entities or the current fee owner or its affiliates for a period of two (2) years after the date of this Contract. Buyer and/or its agents will not, under any circumstances, disclose to any of Seller's employees that it is contemplating acquisition of the Property without Seller's written consent prior to completion of the escrow conditions. Buyer will make no contact with any of Seller's employees before completion of the escrow conditions without Seller's express written consent; except for contacts with Seller's employees allowed under Section 8(d) and except for contacts within three (3) days of completion of the escrow conditions in connection with takeover of the Property. All reports desired by Buyer during its Due Diligence Period were ordered by Buyer at Buyer's expense, but Buyer agrees that it will supply copies to Seller of each and every report if Buyer does not complete the escrow conditions of its acquisition of the Property.

                  (ii) Buyer has conducted a review of the economics and feasibility of acquiring and operating the Property, including any inspection of all zoning and other government permits and regulations and all other matters and documents relating to the operation of the Property, including the items supplied by Seller under Section 3(a) hereof.

                  (b) Financing. Buyer agrees to apply for approval of the assumption by Buyer of Seller's existing first Mortgage held by Key Commercial Mortgage, with the approximate current balance of $3,934,162.62, bearing interest at the rate of 8.32% and due and payable in full August 2010. Buyer has submitted financial information and management profile/credentials to Seller. Buyer agrees to make a complete application for such approval in good faith during the escrow period after closing. Buyer will process said application with due diligence and comply with all reasonable requests of said holder. Seller

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agrees to cooperate with Buyer's application. Buyer shall be responsible for all expenses incurred in obtaining such approval and for any transfer fees payable to said holder. Buyer and Seller agree to execute such documents as may be reasonably required by said holder to complete said application and to confirm the assumption by Buyer of said mortgage loan. If said approval is not obtained by Buyer within twenty (20) days after delivery of the Deed in escrow, either party may terminate the Escrow upon written notice to the other, in which event the Deposit shall be returned to Buyer and neither party shall have any further liability to the other.

         SECTION 4.  DEED AND TITLE.

                  (a) Seller shall deliver to the Escrow Agent at Closing, a Bargain and Sale Deed, Special Warranty Deed or Covenant Deed ("Deed") in a form reasonably acceptable to Buyer, conveying good and marketable fee simple title to the Real Property, subject only to the existing first mortgage, and to such easements, restrictions of record and title exceptions set forth in the commitment for title insurance specifically approved by Buyer, and taxes not delinquent. In addition, Seller shall convey title to the Personal Property to Buyer, free and clear of all liens and encumbrances (except the first mortgage and those disclosed and deemed approved during due diligence; e.g., equipment leases or personal property financing documents), by the execution and delivery to the Escrow Agent at Closing of a Bill of Sale in form and substance reasonably satisfactory to Buyer, without warranty, except as to Seller's title.

                  (b) Seller has provided a copy of its most recent existing title insurance policy or title insurance commitment to Buyer. Seller shall then obtain at Buyer's expense an ALTA Form B Title Insurance Commitment (the "Title Commitment"), within five (5) days of the date of execution of this Contract by both parties, issued by a title insurance company selected by Buyer, committing to insure fee simple title to the Property in the amount of the Purchase Price for such Property in Buyer's name, with all standard exceptions removed (except for the rights of tenants under unrecorded leases and/or except for standard exceptions normally not removed pursuant to local custom with respect to the Real Property), and containing no other exceptions not specifically approved by Buyer. Seller will provide a copy of said title commitment to Buyer within 5 days after same is completed. Buyer shall have five (5) days after receipt of the Title Commitment to examine the Title Commitment and the existing survey provided by Seller to Buyer to inform Seller of Buyer's objection to any exception contained in or title defect revealed by the Title Commitment or the existing survey. It is understood that Buyer also intends to obtain an updated survey of the Property. Buyer shall have the right to object to any new matters shown on the updated survey, but Buyer shall have no right to object if the updated survey does not reveal any objectionable exceptions. In no event shall Buyer have the right to object to any matters on the updated survey after the expiration of ten (10) days from the execution of this Agreement.

                  (c) If Buyer's examination of the Title Commitment or the survey reveals that the Title Commitment for the Real Property contains objectionable exceptions or that the title to the Real Property is defective and

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thereafter, the issuing title insurance company refuses to delete the objectionable exceptions or the defects cannot be cured within a reasonable period of time after written notice by Buyer, specifically pointing out the objection/defects, then Buyer may elect to terminate the Escrow upon written notice to Seller.

                  (d) Seller will pay for preparation of the Deed for the Real Property, and for State and local transfer taxes.

                  (e) Buyer will pay for any updated survey of the Property, for the title insurance Commitment and for all title insurance premiums, and for the recording of the Deed for the Property.

                  (f) Seller and Buyer will each pay their own attorney's fees.

         SECTION 5.  PRORATIONS AND ALLOCATIONS.

                  (a) Collected rents, interest on the first Mortgage being assumed, laundry income, service contracts, equipment leases or other personal property financing, utility deposits, insurance and other expenses whether or not a lien, assessed or to be assessed for the year in which the transaction is consummated will be prorated as to the Property as of the date of the completion of escrow requirements. All utility bills relating to the period prior to the completion of escrow shall be paid by Seller. Seller shall terminate all utility relationships with respect to the Property as of the completion of escrow. Buyer shall pay Seller cash for all escrows held by the existing mortgage holder and transferred to Buyer at completion of Escrow.

                  (b) Security deposits held by Seller or paid by any lessees at the Property will be transferred to Buyer in full at completion of escrow, including any interest earned thereon and payable to the Tenant under State law.

                  (c) Real Estate taxes and personal property taxes and special assessments shall be prorated based on the custom in Greenville, South Carolina.

         SECTION 6. CONDEMNATION OR CASUALTY. Seller agrees to give Purchaser prompt written notice of any fire or other casualty occurring to all or any portion of the improvements at the Real Property and/or Personalty between the date hereof and the date of completion of escrow. If prior to the completion of escrow, there shall occur:

                  (i) damage to the improvements at the Property caused by fire or other casualty which would cost 5% of the Purchase Price of the Property or more to repair based on the estimate of a reputable third party contractor chosen by Seller; or

                  (ii) the taking or condemnation of all or any portion of the Real Property and/or the improvements as aforesaid as would materially interfere with the use thereof; then, if any of such events set forth in (i) or (ii) above occurs, Buyer or Seller, at its option, may terminate its obligations under this


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Agreement and the escrow by written notice given to the other within seven (7)
days after Buyer has received the notice referred to above or at the closing, whichever is earlier. If Buyer or Seller does not elect to terminate its obligations as aforesaid, the completion of escrow shall take place as provided herein without an abatement of the purchase price (except that Buyer shall be allowed a credit for any deductible under Seller's insurance) and there shall be assigned to the Buyer at closing, all interest of the Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of such occurrence.

                  If, prior to the closing, there shall occur:

                  (i) damage to the Property caused by fire or other casualty which would cost less than 5% of the Purchase Price of the Property based on the estimate of a reputable third party contractor chosen by Seller to which Buyer has no reasonable objection; or

                  (ii) the taking or condemnation of all or any portion of the said Real Property and/or improvements as aforesaid which is not material to the use, thereof; then, if any of such events set forth in (i) or (ii) above occurs, Buyer shall have no right to terminate its obligations under this Agreement, but there shall be assigned to Buyer at completion of escrow all interest of Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such occurrence, and in addition, Buyer shall be allowed a credit for any deductible under Seller's insurance policy.

                  Seller shall be responsible for maintaining fire and extended coverage insurance prior to closing as is currently in place.

         SECTION 7. CONDITIONS. The following shall be conditions precedent to Buyer's obligations hereunder, unless specifically waived in whole or in part in writing by Buyer:

                  (a) Litigation. There being no existing or pending claims, lawsuits, or governmental proceedings, or appeals, which challenge Seller's title to the Property.

                  (b) Title Insurance Policy. Title to the Property at completion of Escrow being marketable or insurable (Buyer agrees to request that the title company issuing the title commitment list any questions of marketability in the title commitment) and/or in accordance with the provisions of Section 4 above, free and clear of all liens and encumbrances except the existing first mortgage. In addition, Buyer receiving assurances at completion of escrow from the title insurance company issuing the Title Commitment, that after completion of escrow, Buyer will be issued at Buyer's expense, an ALTA Form B Title Insurance Policy, with all standard exceptions removed, except as set forth in Section 4 above, and all other exceptions validly objected to by Buyer deleted from such policy, insuring fee simple marketable title to the Property or in accordance with Section 4 above, in the amount of the Purchase Price, in Buyer's name, free and clear of all liens and encumbrances not otherwise specifically agreed to by Buyer prior to completion of escrow.

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                  (c) Personal Property. Seller conveying title to the Personal
Property to Buyer at Closing free and clear of all liens and encumbrances (except for the existing first mortgage and for equipment leases and personal property financing disclosed during escrow) by a Bill of Sale without warranties except as to title in form and substance reasonably satisfactory to Buyer.

                  (d) Compliance With Representations and Warranties. Seller will be in substantial compliance with all other representations and warranties made herein in Section 8, or elsewhere in this Agreement, at completion of escrow to the reasonable satisfaction of Buyer.

                  (e) The condition of the Personal Property and Real Property shall be in substantially the same condition at completion of escrow as they were at execution of this Agreement.

         With respect to all of the foregoing, to the extent that they are representations and warranties of Seller, they are made to the best of Seller's knowledge and belief without independent investigation at this time.

         SECTION 8. SELLER'S WARRANTIES. The following representations and warranties of Seller shall survive the completion of escrow for a period of six
(6) months.

                  (a) The legal description of the Property contained in the recitals to this Agreement is substantially correct and will be confirmed by any survey obtained by Buyer and/or confirmed by the title company.

                  (b) To Seller's best knowledge and belief, Seller has not received written notification that the Property is not in compliance with any federal, state, county and municipal laws, ordinances and regulations, including but not limited to all federal, state, county and municipal environmental laws and regulations, applicable to or affecting the Property, subject to Seller's right to cure as hereinabove stated.

                  (c) Seller will convey fee simple, marketable or insurable title to the Property to Buyer at completion of escrow and will convey title to the Personal Property to Buyer at completion of escrow by Bill of Sale, in form and substance reasonably satisfactory to Buyer, free and clear of all liens and encumbrances, except as provided in this Agreement.

                  (d) Seller will not interfere with Buyer's opportunity to hire Seller's on-site employees who work at the Property, but Buyer will have no obligation to hire any of those individuals. Buyer will make no efforts to hire such employees until after all contingencies have been removed and no earlier than 10 days before completion of escrow. Buyer will make no efforts to hire any of Seller's off-site employees whatsoever.

                  (e) Seller shall be responsible for (and Buyer shall not assume the obligation of) all employee wages, benefits (including payments for


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accrued bonuses, vacation or sick pay, unemployment compensation, employment taxes, medical claims or similar payments), contributions under any benefit programs or agreements, severance pay obligations and other related employee costs arising as a result of any events, acts (or failures to act) prior to the completion of escrow with respect to the Property at which such persons are employed, whether or not disclosed on the schedules to this Agreement.

                  (f) Seller retains all liability and responsibility for fulfilling all federal and/or state COBRA and continuation of group health insurance coverage requirements (pursuant to Section 4980B of the Code, sections 601-608 of ERISA, and any applicable state laws) with respect to Seller's current or former employees (and their dependents). Buyer does not hereby and will not at the completion of escrow assume any obligation to provide medical insurance coverage to persons that it employs because it acquires the Property.

                  (g) The physical condition of the Personal Property and Real Property shall be maintained in substantially the same condition as they were at the execution of this Agreement through the completion of escrow.

                  (h) Seller has title to the property, or the right to acquire same, has the authority to enter into this Agreement, is entering into this Agreement with the knowledge of the current owner and has the authority to sign all documents required to be signed to implement Seller's obligations under this Agreement.

                  (i) True, correct and complete copies of the Tenant Leases, including all amendments and documents relating thereto, have been delivered or made available to Buyer pursuant to this Agreement, each Tenant Lease is in full force and effect and not in default (except as may be evident from the rent roll to be delivered at completion of escrow) and no events have occurred which, with notice or the passage of time, or both, would constitute such a default; the Lessor in the Tenant Leases has substantially performed all of its obligations under each Tenant Lease; and the Tenant Leases have not been modified nor have any concessions been made with respect thereto unless expressly described in the rent roll to be delivered pursuant to this Agreement at completion of escrow. Notwithstanding the foregoing, Seller may notify Buyer if any of the foregoing are inapplicable or untrue as of the completion of escrow and provided that Seller has otherwise substantially complied with this Agreement and has operated the Property in the ordinary course, no adjustment or other remedy shall be imposed on Seller relative to the foregoing representation. True and complete copies of all service contracts and other corollary agreements and all amendments thereto have been delivered to Buyer pursuant to the Due Diligence material supplied by Seller under this Agreement.

                  (j) Neither this Agreement nor anything provided to be done herein by Seller including without limitation the conveyance of all of Seller's right, title and interest in and to the Property as herein contemplated, violates or will violate any contract, agreement or instrument to which the Seller is a party or bound and which affects the Property. Seller has and will have at the completion of escrow the power and authority to sell the Property to Buyer and perform its obligations in accordance with the terms and conditions of

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this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith, has or will have due power and authority to so act.

                  (k) All vacant apartment units as of end of completion of escrow shall either (i) be in rent ready condition, or (ii) entitle Buyer to a credit of $400.00 per unit at completion of escrow. If any of said vacant units are "down" units, i.e.; are substantially unfit for occupancy, Buyer agrees to identify such down units and to negotiate an agreement with Seller as to any such down units prior to satisfaction of Buyer's finance contingency as set forth in Section 3 above. If no such agreement is reached, Seller will have no further liability for such down units. The foregoing shall not be applicable to units becoming vacant after the expiration of Buyer's finance contingency, which units will be "as is" at completion of escrow; however, Seller will give Buyer a credit of $400.00 per vacant unit for any unit becoming vacant between the end of Buyer's finance contingency and completion of escrow, provided that if Buyer violates the provisions of Section 3(a), or Section 8(d), Buyer will forfeit any and all credits provided for in this subsection (k).

                  (l) Seller agrees to continue its standard leasing practices and advertising through the completion of escrow, including its customary rent schedule for new tenants, customary credit and application review and procedures, customary security deposits , and customary concessions, if any.

         SECTION 9.  NON-PERFORMANCE.

                  (a) If Seller fails to deliver the Deed, perform its obligations hereunder, or meet any of the conditions hereof at completion of escrow, Buyer, at Buyer's sole option, may (i) terminate this Agreement whereupon the Earnest Money shall be returned to Buyer on demand or (ii) Buyer may bring an action for specific performance, and if Buyer prevails, all reasonable costs and expenses of any such action shall be paid by Seller as a reduction of the Purchase Price, or (iii) bring an action for monetary damages. The foregoing shall be the sole and exclusive remedies of Buyer. However, if Buyer elects to bring an action for monetary damages, they shall be specifically limited, if proven, to an amount equal to the Earnest Money on deposit as set forth hereinabove. Any damages resulting from a breach of any warranty or representation either before or after completion of escrow shall be subject to the same limitation and aggregated with any damages for breach of this Agreement as set forth above. The foregoing sentence shall not be applicable with respect to fraud, or any material intentional misrepresentation.

                  (b) If Buyer defaults at any time, Seller and Buyer agree that it will be extremely difficult or impractical to fix Seller's actual damages. Therefore, in such an event, the entire Earnest Money shall be delivered to Seller as liquidated damages for loss of a bargain and not as a penalty. Buyer will then be released from all liability to Seller related to this Agreement, such liquidated damages being Seller's sole remedy.


         SECTION 10. BROKERS, AGENTS AND CONSULTANTS. Seller represents and warrants to Buyer that no broker, consultant or agent is due a commission or fee

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from the proceeds of the Closing, claiming by, through or under Seller except as stated herein, and Seller hereby agrees to indemnify and hold harmless Buyer from the claims of any agent, consultant or broker for the payment of any such commission or commissions. Seller shall be responsible for commissions to Duberstein Investments.

         Buyer represents and warrants to Seller that no broker, consultant or agent is due a commission or fee from the proceeds of the Closing claiming by, through or under Buyer except Duberstein Investments, whose commission shall be paid by Seller, and hereby agrees to indemnify and hold harmless Seller and the Property from the claims of any other agent, consultant or broker for the payment of any commission, finder's fee or other compensation.

         SECTION 11.  LEASES/ASSIGNMENT OF INTANGIBLES.

                  (a) Seller agrees that prior to the completion of escrow it will not enter into any long-term commercial leases or service agreements without the prior written consent of Buyer which will not be unreasonably withheld or delayed.

                  (b) Seller shall assign the existing tenant leases to Buyer at completion of escrow along with all service contracts and other agreements affecting the Property. Buyer shall execute an assumption agreement or other agreements with respect to all tenant leases and service contracts or other agreements from and after the date of completion of escrow.

                  (c) On the completion of escrow, Seller shall assign to Buyer all of its right, title and interest in and to: (a) all licenses and permits then held by the Seller for the Property which may be lawfully assigned and which may be necessary or desirable, in Buyer's opinion, to operate the Property; (b) any warranties and guaranties from manufacturers, suppliers and installers pertaining to the Property including roof warranties and warranties covering appliances within the Property apartment units; (c) the name "Andover Park Apartments" and all variations thereof; (d) the telephone number(s) for all of Seller's telephones installed at the Property; (e) all architectural draws, plans and specifications and other documents in Seller's possession pertaining to the construction of the Property; and all other intangible property at the Property. The foregoing shall not include any computer equipment or software whatsoever.

         SECTION 12. INSURANCE. Seller will cancel its insurance coverage on the Property effective at completion of escrow of the Property, and Buyer will place new insurance coverage on the Property effective on the same date.

         SECTION 13. ASSIGNMENT. Buyer shall not have the right to assign this Agreement, in whole or in part, to any party with whom it is not affiliated without the express written consent of Seller. Buyer shall have the right to assign this Agreement to any affiliate of Buyer without such consent. Upon any such assignment, the assignee shall assume the obligations of Buyer. Seller's consent, if required, pursuant to this section shall be in its sole discretion and shall include approval of all proposed assignment documents. In accordance

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with the foregoing, the Buyer shall have the right to assign to an entity with which the Buyer is affiliated provided the Buyer herein remains liable for performance of this Contract.

         SECTION 14. ENTIRE AGREEMENT. All prior understandings and agreements of the parties are merged herein, and this Agreement reflects the entire understanding of the parties. This Agreement may not be changed or terminated orally.

         SECTION 15. SUCCESSORS AND ASSIGNS. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

         SECTION 16.  INDEMNIFICATIONS.

                  (a) SELLERS INDEMNITY. Seller shall indemnify, defend and hold Buyer harmless from any claim, demand, loss, liability, damage, or expense (including reasonable attorneys' fees) in connection with third-party claims for injury or damage to personal property in connection with the ownership or operation of the Properties prior to completion of escrow. These indemnification obligations of Seller shall be repeated at and shall survive completion of escrow.

                  (b) BUYERS INDEMNITY. Buyer shall indemnify, defend and hold Seller harmless from any claim, demand, loss, liability, damage, or expense (including reasonable attorneys' fees), due to Buyers operation of the Property from and after completion of escrow. The indemnification obligations of Buyer shall be repeated at and shall survive completion of escrow.

         SECTION 17. NOTICES. All notices required or permitted hereby shall be in writing and delivered either in person or sent electronically, and by national overnight express carrier. Notices shall be deemed to have been given when sent as follows:

         Buyer:                     Princeton Acquisition LLC
                                    4230 Orchard Lake Road
                                    Oakland Lake, MI  48323

         Copy to:                   Mark D. Rubenfire, Esq.
                                    Jaffe, Raitt, Heuer & Weiss
                                    One Woodward Avenue, Suite 2400
                                    Detroit, MI  48226
                                    Phone: 313-961-8380
                                    Fax:  313-961-8358

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         Seller:                    Willow Creek/Realmark Limited Partnership
                                    2350 North Forest Road
                                    Getzville, NY  14068
                                    Phone:  716-636-9090
                                    Fax:  716-636-0466

         Copy to:                   William H. Mattrey, Esq.
                                    Amigone, Sanchez, Mattrey
                                     & Marshall, LLP
                                    1300 Main Place Tower
                                    Buffalo, NY  14202
                                    Phone:  716-852-1300
                                    Fax:  716-852-1344

         SECTION 18. CONSTRUCTION. Time shall be construed to be of the essence.

         SECTION 19. GOVERNING LAW. This Agreement will be governed by and construed according to South Carolina law.

         SECTION 20. BUYER'S LIABILITY. Neither Buyer nor any assignee or designee of Buyer shall be personally or individually liable with respect to any obligations under this Agreement, all such personal liability and individual liability, if any, being hereby waived by Seller on its behalf and on behalf of all parties claiming by or through Seller.

         SECTION 21. ESCROW. The Escrow Agent hereby acknowledges receipt of the Earnest Money and agrees to hold the same in escrow until the completion of escrow or sooner termination of this Agreement and shall pay over and apply the proceeds thereof in accordance with the terms of this Agreement. If, for any reason, the completion of escrow does not occur and either party makes a written demand upon the Escrow Agent for payment of the Earnest Money, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) day period, or if for any reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Earnest Money until otherwise directed by written instructions from the parties to this Agreement or until a final judgment (beyond any applicable appeal period) by a Court of competent jurisdiction is rendered disposing of such Earnest Money.

         The Deed shall be delivered to Escrow Agent on or before March 31, 2001. Said Deed shall be released for recording after satisfaction of Buyer's finance contingency and deposit of the balance of the cash due at completion of escrow in accordance with this Agreement, whereupon the deed and other closing documents shall be released for delivery and/or recording. Completion escrow for all purposes in this Agreement shall be deemed to have occurred upon the foregoing occurrences and the availability of Assumption Agreement between Seller, Buyer and the holder of the first mortgage for recording, but in no event later than 15 days after reversal or satisfaction of Buyer's finance contingency.


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
                  The Escrow Agent shall be liable as a depository only and its duties hereunder are limited to the safekeeping of the Earnest Money and the delivery of same in accordance with the terms of this Agreement. The Escrow Agent will not be liable for any act or omission done in good faith, or for any claim, demand, loss or damage made or suffered by any party to this Agreement, excepting such as may arise through or be caused by the Escrow Agent's negligence or willful misconduct.

         In any action involving the parties, Buyer acknowledges that Escrow Agent may represent Seller.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties, or by the duly authorized officer of the parties, on the day and year shown below.

BUYER:
Executed 3/30, 2001

Princeton Acquisition LLC

By: /s/ Matthew Lester
    ------------------


SELLER:
Executed 3/30, 2001


By: /s/  Joseph M. Jayson
    ---------------------


RECEIPT OF ESCROW AGENT

The undersigned hereby acknowledges receipt of the Earnest Money provided for herein, and that the same is being held as Escrow Agent pursuant to the terms of the above Purchase Agreement.

as Escrow Agent

By:  _________________________

                FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT
                           OF ANDOVER PARK APARTMENTS


             THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT
OF ANDOVER PARK APARTMENTS (hereinafter the "Agreement") is made and entered into by and between WILLOW CREEK/REALMARK LIMITED PARTNERSHIP ("Seller") and ANDOVER PARK APARTMENTS, successor in interest to PRINCETON ACQUISITION, LLC ("Buyer").

         WHEREAS, Buyer and Seller entered into the Agreement on or about March 30, 2001; and

         WHEREAS, Buyer and Seller wish to amend and clarify certain terms and provisions in the Agreement.

         NOW, THEREFORE, Seller and Buyer further agree as follows:

         1. Paragraph 3(b) of the Agreement is amended to extend the time for submission of Buyer's full application to the holder of the first mortgage until Monday, April 30, 2001. Said full application shall include biographical information on Matthew Lester, principal of the Buyer including two (2) years income tax returns, and a pro forma financial statement for the Project. The time for obtaining approval from the holder of the first mortgage is extended until May 14, 2001. All other terms and conditions of Section 3(b) are otherwise confirmed and ratified.

WILLOW CREEK/REALMARK LIMITED PARTNERSHIP

By:      Realmark Property Investors Limited Partnership-IV, General Partner

By:      Realmark Properties, Inc., its General Partner


By:      _____________________________________________


ANDOVER PARK APARTMENTS LIMITED PARTNERSHIP


By:      _____________________________________________

               SECOND AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT
                           OF ANDOVER PARK APARTMENTS


         THIS SECOND AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT OF ANDOVER PARK APARTMENTS (hereinafter the "Agreement") is made and entered into this _____ day of August, by and between WILLOW CREEK/REALMARK LIMITED PARTNERSHIP ("Seller") and ANDOVER PARK APARTMENTS, successor in interest to PRINCETON ACQUISITION, LLC ("Buyer").

         WHEREAS, Buyer and Seller entered into the Agreement on or about March 30, 2001 regarding Andover Park Apartments; and

         WHEREAS, Buyer and Seller entered into a First Amendment to Real Estate Purchase Agreement of Andover Park Apartments.

         NOW, THEREFORE, Seller and Buyer further agree as follows:

         1. Seller agrees to credit Buyer at closing the sum of Thirty-Five Thousand Five Hundred Dollars ($35,500.00) representing an agreed upon credit for vacancies and down units at the premises being purchased by Buyer. Seller and Buyer agree that this shall be the final credit for vacancies and down units and that the premises are otherwise being sold "as is."

         2. All other terms and conditions of that Agreement and the First Amendment are otherwise confirmed and ratified.


WILLOW CREEK/REALMARK LIMITED PARTNERSHIP

By:      Realmark Property Investors Limited Partnership-IV, General Partner

By:      Realmark Properties, Inc., its General Partner

By:      _____________________________________________


ANDOVER PARK APARTMENTS LIMITED PARTNERSHIP

By:      Andover Park GP, LLC, General Partner


By:      _____________________________________________